Exhibit 99.1
The Beauty Health Company Reports Record Fourth Quarter and Fiscal Year 2021 Financial Results
Provides Fiscal Year 2022 Outlook

Long Beach, Calif., February 22, 2022 – The Beauty Health Company ("BeautyHealth" or the "Company"; NASDAQ:SKIN), a global category-creator in beauty health leading the charge with its flagship brand HydraFacialTM, today announced financial results for the fourth quarter ended December 31, 2021.

Brent Saunders, BeautyHealth’s Executive Chairman, stated: “We are extremely pleased with our accomplishments this quarter and for the full year 2021, exceeding our guidance. Importantly, we navigated through macro challenges and COVID, delivering strong results by executing against our key strategic initiatives. Our performance is proof of the compelling opportunity we have to capture the convergence of medical aesthetics and skincare.”

“I am grateful and honored to be leading this impressive company as CEO, especially at such an exciting time for BeautyHealth,” said Andrew Stanleick, BeautyHealth’s President and Chief Executive Officer. “I am pleased to share that for 2022, we expect net sales in the range of $320 million to $330 million and adjusted EBITDA of approximately $50 million, barring any adverse COVID-related headwinds. 2022 will be our final year of elevated investments. In 2023, we plan to leverage our operating infrastructure to accelerate our profitability, climbing towards our historical adjusted EBITDA margin levels. We are at a pivotal point in the Company’s growth trajectory, and I am thrilled to execute on our dynamic strategy,” concluded Mr. Stanleick.

Key Operational and Business Metrics

	Three Months Ended December 31,		Year Ended December 31,
Unaudited (dollars in millions)	2021	2020	2021	2020
Delivery Systems net sales	$42.7	$17.4	$139.5	$53.4
Consumables net sales	$35.2	$20.5	$120.6	$65.7
Total net sales	$77.9	$37.9	$260.1	$119.1
Gross profit	$56.8	$23.0	$181.8	$67.2
Gross margin	72.9%	60.8%	69.9%	56.4%
Net loss	$(17.3)	$(7.5)	$(375.1)	$(29.2)
Adjusted net income (loss)*	$1.6	$(2.0)	$4.5	$(12.1)
Adjusted EBITDA*	$8.5	$3.6	$32.7	$7.7
Adjusted EBITDA margin*	10.9%	9.4%	12.6%	6.5%
Adjusted gross profit*	$59.6	$25.7	$192.5	$78.0
Adjusted gross margin*	76.5%	67.8%	74.0%	65.5%
*See "Non-GAAP Measures" below.

Fiscal 2021 Business Highlights
•Delivered net sales of $260.1 million, a 118.3% and 56.2% increase compared to $119.1 million and $166.6 million in 2020 and 2019, respectively.
•Sold 6,191 Delivery Systems during the year, bringing the Company’s install base to 20,399 Delivery Systems.
•Increased adjusted gross margin to 74.0% compared to 65.5% in 2020.
•Adjusted EBITDA and Adjusted EBITDA margin increased to $32.7 million from $7.7 million in 2020 and to 12.6% from 6.5%, respectively.
•Closed convertible senior notes offering, generating net proceeds of $638.7 million.
•Directly entered new countries via the acquisition of four distributors.
•Implemented phase 1 of its global ERP system in November.
•Announced 100% of the Company’s Public Warrants were exercised or redeemed, generating cash proceeds of $185.4 million.

Fourth Quarter 2021 Summary
•Net sales of $77.9 million increased 105.6% compared to $37.9 million in Q4 2020 and 56.0% compared to $49.9 million in Q4 2019, driven by continued strength in the U.S. and EMEA, as well as significant growth in APAC despite the negative impact from COVID-19.
◦Delivery Systems net sales increased to $42.7 million, compared to $17.4 million in Q4 2020 and $24.5 million in Q4 2019. The Company sold over 1,800 Delivery Systems during the quarter and saw continued sequential improvement in system sales.
◦Consumables net sales increased to $35.2 million, compared to $20.5 million in Q4 2020 and $25.4 million in Q4 2019.
◦Net sales in the Americas region increased to $50.4 million in Q4 2021 compared to $26.9 million in Q4 2020 and $34.2 million in Q4 2019 due to strong trends in the U.S. and Mexico. The strength in the U.S. was driven by a continued increase in sales productivity fueled by strong conversion from the Company's marketing-driven leads.
◦Net sales in the APAC region increased to $12.0 million in Q4 2021 compared to $4.8 million in Q4 2020 and $7.3 million in Q4 2019, driven by continued strength in China and Australia despite the partial closure during the quarter due to COVID-19.
◦Net sales in the EMEA region increased to $15.5 million in Q4 2021 compared to $6.1 million in Q4 2020 and $8.4 million in Q4 2019, due to strength in the United Kingdom, Germany, France, and the Middle East.
•Gross margin increased to 72.9% compared to 60.8% in Q4 2020, and Q4 2021 adjusted gross margin increased to 76.5% compared to 67.8% in Q4 2020. The improvement in gross profit was due to higher sales volumes, fixed cost leverage and margin accretion from distributor acquisitions, partially offset by higher supply chain and logistics costs. The Company expects continued headwinds from global supply chain challenges and inflationary pressures to weigh on gross margin into 2022, specifically higher shipping costs, offset by margin accretion related to the acquired distributor inventory and pricing initiatives.
•Selling, general and administrative expenses were $62.1 million in Q4 2021 compared to $26.9 million in Q4 2020, primarily driven by increased personnel-related expenses, sales commissions, and marketing expenses. The Company has incurred $3.5 million non-cash stock compensation in addition to $1.5 million of public company costs including directors' and officers' liability insurance, SOX compliance and additional audit and tax related services in the fourth quarter.
•Operating loss was $7.2 million compared to an operating income of $4.7 million in Q4 2020. The operating loss includes non-cash stock-based compensation expense of $3.8 million and other transaction and one-time costs of $5.9 million. The Company continues to invest in global infrastructure, people, and systems to fuel future growth.
•Net loss was $17.3 million compared to a net loss of $7.5 million in Q4 2020. Net loss includes the non-cash change in fair value of the warrant liabilities, which totaled $6.0 million. In Q4 2021, adjusted net income was $1.6 million compared to an adjusted net loss of $2.0 million in Q4 2020.
•Adjusted EBITDA is an important profitability measure that the Company uses to manage its business internally. In Q4 2021, adjusted EBITDA was $8.5 million compared to $3.6 million in Q4 2020. The increase in adjusted EBITDA is the result of higher sales, partially offset by increased sales commissions, personnel-related expenses, marketing spend and public company costs.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $901.9 million as of December 31, 2021 compared to $9.5 million as of December 31, 2020. The Company's cash and cash equivalents include approximately $638.7 million of net proceeds from the Company’s issuance of $750 million of 1.25% Convertible Senior Notes due 2026, which net proceeds have been and/or will be used to fund potential future acquisitions, working capital expenditures, a capped call purchase agreement and general corporate purposes. During Q4 2021, the Company closed a $50 million line of credit for its U.S. operations. The Company expects the available line of credit to be sufficient for its short-term U.S. working capital requirements.

Capital expenditures for the year ended December 31, 2021 totaled $15.6 million.

Warrants and Shares Outstanding
The Company has approximately 7 million private placement warrants and approximately 150 million shares of Class A common stock outstanding as of December 31, 2021.

Outlook
BeautyHealth is providing a fiscal 2022 net sales guidance range of $320.0 million to $330.0 million and adjusted EBITDA of approximately $50.0 million, reflecting the momentum in health and wellness, and management's confidence in the business as the Company executes against its growth plan. The increase assumes no material deterioration in general market conditions or other factors related to COVID-19 trends. In addition, this guidance assumes a launch in the first half of 2022 of Syndeo, the next generation HydraFacial Delivery System, which includes Wi-Fi-enabled radio frequency identification that will allow us to build a connected platform and better understand consumer and provider behavior.

For fiscal 2022, BeautyHealth also expects up to $20.0 million of capital expenditures.

BeautyHealth’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The outlook does not take into account the impact of any unanticipated developments in the business or changes in the operating environment, nor does it take into account any unannounced acquisitions, dispositions or financings during 2022. In addition, given the uncertainty in the environment in which BeautyHealth is operating, the Company remains cautious of the potential risk for further market closures or other restrictive measures from existing or new COVID-19 strains and the uneven global rollout and adoption of vaccines, as well as inflationary headwinds related to higher raw material, shipping and labor costs. BeautyHealth’s outlook assumes a largely reopened global market, which would be negatively impacted if closures or other restrictive measures persist or are reimplemented.

Conference Call
BeautyHealth will host a conference call on Tuesday, February 22, 2022, at 4:30 p.m. ET to review its fourth quarter financial results. The call may be accessed via live webcast through the "Events & Presentations" page under "News & Events" on our Investor Relations website at https://investors.beautyhealth.com/ or by dialing (877) 407-9208 (international callers please dial 1 (201) 493-6784), using conference ID 13725914, approximately 10 minutes prior to the start of the call. A replay of the conference call will be available within approximately three hours after the conclusion of the call and can be accessed online at https://investors.beautyhealth.com/.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as adjusted net income, adjusted EBITDA, adjusted EBITDA margin, adjusted gross profit, and adjusted gross margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. These non-GAAP financial measures should not be considered as an alternative to GAAP financial information or as an indication of operating performance or any other measure of performance derived in accordance with GAAP, and may not provide information that is directly comparable to that provided by other companies in its industry, as these other companies may calculate non-GAAP financial measures differently, particularly related to non-recurring, unusual items.

The Company does not provide a reconciliation of its fiscal 2022 adjusted EBITDA guidance to net income (loss), the most directly comparable forward looking GAAP financial measure, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, which cannot be done without unreasonable efforts, including adjustments that could be made for changes in fair value of warrant liabilities, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, gains/losses on foreign currency, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The Company's fiscal 2022 adjusted EBITDA guidance is merely an outlook and is not a guarantee of future performance. Stockholders should not rely or place an undue reliance on such forward-looking statements. See “Forward-Looking Statements” for additional information.

Adjusted Gross Profit and Adjusted Gross Margin
Management uses adjusted gross profit and adjusted gross margin to measure profitability and the ability to scale and leverage the costs of Delivery Systems and Consumables. The continued growth of Delivery Systems is expected to improve adjusted gross margin, as additional Delivery Systems sold will increase our recurring Consumables net sales, which has higher margins.

Management believes adjusted gross profit and adjusted gross margin are useful measures to the Company and its investors to assist in evaluating operating performance because they provide consistency and direct comparability with past financial performance and between fiscal periods, as the metrics eliminate the effects of amortization, depreciation, and stock-based compensation which are non-cash expenses that may fluctuate for reasons unrelated to overall continuing operating performance. Adjusted gross margin has been and will continue to be impacted by a variety of factors, including the product mix, geographic mix, direct vs. indirect mix, the average selling price on Delivery Systems, and new product launches. Management expects adjusted gross margin to fluctuate over time depending on the factors described above.

The following table reconciles gross profit to adjusted gross profit for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
Unaudited (in thousands)	2021	2020	2021	2020
Net sales	$77,889	$37,880	$260,086	$119,092
Cost of sales	21,128	14,843	78,259	51,893
Gross profit	$56,761	$23,037	$181,827	$67,199
Gross margin	72.9%	60.8%	69.9%	56.4%
Adjusted to exclude the following:
Stock-based compensation expense	$183	$—	$405	$—
Depreciation and amortization expense	2,651	2,634	10,313	10,758
Adjusted gross profit	$59,595	$25,671	$192,545	$77,957
Adjusted gross margin	76.5%	67.8%	74.0%	65.5%

Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted net income, adjusted EBITDA and adjusted EBITDA margin are key performance measures that management uses to assess the Company's operating performance. Because adjusted net income, adjusted EBITDA and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, management uses these measures for business planning purposes.

Management also believes this information will be useful for investors to facilitate comparisons of operating performance and better identify trends in the business. Management expects adjusted EBITDA margin to increase over the long-term, as the Company continues to scale our business and achieve greater operating leverage.

The Company calculates adjusted net income as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants, change in fair value of earn-out shares liability, other expense, net; amortization expense; stock-based compensation expense; management fees incurred from historical private equity owners; one-time or non-recurring items such as transaction costs (including transactions costs with respect to the Business Combination); restructuring costs (including those associated with COVID-19) and the aggregate adjustment for income taxes for the tax effect of the adjustments described above.

The Company calculates adjusted EBITDA as net income (loss) adjusted to exclude: change in fair value of public and private placement warrants, change in fair value of earn-out shares liability, other expense, net; interest expense; income tax benefit (expense); depreciation and amortization expense; stock-based compensation expense; foreign currency (gain) loss; management fees incurred from historical private equity owners; one-time or non-recurring items such as transaction costs (including transactions costs with respect to the Business Combination); and restructuring costs (including those associated with COVID-19).

The following table reconciles BeautyHealth’s net loss to adjusted net income (loss) and adjusted EBITDA for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
Unaudited (in thousands)	2021	2020	2021	2020
Net loss	$(17,311)	$(7,493)	$(375,108)	$(29,175)
Adjusted to exclude the following:
Change in FV of warrant liability	5,982	—	277,315	—
Change in FV of earn-out shares liability	—	—	47,100	—
Amortization expense	3,943	2,415	13,297	11,981
Stock-based compensation expense	3,794	37	12,418	363
Other expense (income) (1)	160	131	4,450	47
Management fees (2)	—	533	209	1,486
Transaction related costs (3)	2,600	3,212	34,913	4,223
Other non-recurring and one-time fees (4)	3,323	964	4,017	4,298
Aggregate adjustment for income taxes	(881)	(1,782)	(14,133)	(5,370)
Adjusted net income (loss)	$1,610	$(1,983)	$4,478	$(12,147)
Depreciation expense	2,040	1,111	4,486	2,552
Interest expense	3,488	5,828	11,777	21,275
Foreign currency (gain) loss, net	(594)	(129)	69	(21)
Remaining benefit for income taxes	$1,944	$(1,266)	$11,891	$(3,938)
Adjusted EBITDA	$8,488	$3,561	$32,701	$7,721
Adjusted EBITDA margin	10.9%	9.4%	12.6%	6.5%
__________________
(1)In connection with the consummation of the Business Combination, the Company repaid all long-term borrowings. For the year ended December 31, 2021, the amount presented primarily represents a total of $4.3 million in prepayment penalties and deferred financing cost write-offs.
(2)Represents quarterly management fees paid to the former majority shareholder of HydraFacial based on a pre-determined formula. Following the Business Combination, these fees are no longer paid.
(3)For the year ended December 31, 2021, such amounts primarily represent direct costs incurred with the Business Combination, including $21.0 million paid to the former owner of HydraFacial, and to prepare HydraFacial to be marketed for sale by HydraFacial’s shareholders in previous periods.
(4)For the three months ended and year ended December 31, 2021, such costs primarily represent one-time retention awards related to the distributor acquisitions and executive recruiting and severance fees. For the three months ended and year ended December 31, 2020, such costs primarily represent COVID-19 related restructuring cost of $0.8 million and $3.1 million, respectively, including the write-off of expired Consumables, discontinued product lines, human capital and cash management consultants and, to a lesser extent, costs associated with a former warehouse and assembly facility during the transition period.

About the Business Combination
On May 4, 2021, Vesper Healthcare Acquisition Corp. (“Vesper Healthcare”), a special purpose acquisition company, completed the previously announced business combination (the “Business Combination”) with Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”). In connection with the Business Combination, Vesper Healthcare changed its name to The Beauty Health Company, and LCP Edge Intermediate, Inc., the indirect parent of HydraFacial, became an indirect subsidiary of BeautyHealth. For fiscal periods following the date of completion of the Business Combination, financial results are reported by The Beauty Health Company on a consolidated basis.

About The Beauty Health Company
The Beauty Health Company is a global category-creating company focused on delivering beauty health experiences by reinventing our consumer’s relationship with their skin, their bodies and their self-confidence. Our flagship brand,

HydraFacial, created the category of hydradermabrasion by using a patented Vortex-Fusion Delivery System to cleanse, peel, exfoliate, extract, infuse, and hydrate the skin with proprietary solutions and serums. HydraFacial provides a non-invasive and approachable experience with a powerful community of a/estheticians, consumers and partners, bridging medical aesthetics to beauty to democratize and personalize skin care solutions across ages, genders, skin tones, and skin types. HydraFacial is available in over 90 countries with an install base of 20,399 Delivery Systems providing millions of experiences to consumers each year. For more information, please visit www.beautyhealth.com.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside The Beauty Health Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include the inability to recognize the anticipated benefits of the Business Combination; the inability to maintain the listing of The Beauty Health Company’s shares on NASDAQ; The Beauty Health Company’s ability to manage growth; The Beauty Health Company’s ability to execute its business plan; the timing of the launch of Syndeo and risks and uncertainties regarding market conditions around the launch of Syndeo; potential litigation involving The Beauty Health Company; changes in applicable laws or regulations; the possibility that The Beauty Health Company may be adversely affected by other economic, business, and/or competitive factors; and the impact of the continuing COVID-19 pandemic on the Company’s business. The Beauty Health Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts
ICR, Inc.
Investors: Dawn Francfort
Email: BeautyHealthIR@icrinc.com
Press: Alecia Pulman
Email: BeautyHealth@icrinc.com

The Beauty Health Company
Consolidated Statements of Operations
(in thousands except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net sales	$77,889	$37,880	$260,086	$119,092
Cost of sales	21,128	14,843	78,259	51,893
Gross profit	56,761	23,037	181,827	67,199
Operating expenses:
Selling and marketing	37,053	15,898	111,583	50,323
Research and development	1,875	860	8,195	3,409
General and administrative	25,045	10,990	98,688	30,649
Total operating expenses	63,973	27,748	218,466	84,381
Loss from operations	(7,212)	(4,711)	(36,639)	(17,182)
Other (income) expense:
Interest expense, net	3,488	5,828	11,777	21,275
Other expense, net	160	131	4,450	47
Change in fair value of warrant liability	5,982	—	277,315	—
Change in fair value of earn-out shares liability	—	—	47,100	—
Foreign currency (gain) loss, net	(594)	(129)	69	(21)
Total other expense	9,036	5,830	340,711	21,301
Loss before provision for income taxes	(16,248)	(10,541)	(377,350)	(38,483)
Income tax expense (benefit)	1,063	(3,048)	(2,242)	(9,308)
Net loss	$(17,311)	$(7,493)	$(375,108)	$(29,175)
Net loss per share - basic and diluted	$(0.12)	$(0.22)	$(3.67)	$(0.85)
Weighted average common shares outstanding - basic and diluted	146,314,776	35,551,196	102,114,883	34,293,271

The Beauty Health Company
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$901,886	$9,486
Accounts receivable	46,824	18,576
Prepaid expenses and other current assets	12,322	3,220
Income tax receivable	4,599	4,611
Inventories	35,261	23,202
Total current assets	1,000,892	59,095
Property and equipment, net	16,183	9,191
Right of use asset	14,992	—
Intangible assets, net	56,010	50,935
Goodwill	123,694	98,531
Deferred tax assets, net	330	270
Other assets	6,705	4,813
Total assets	$1,218,806	$222,835
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$29,049	$18,485
Accrued payroll related expenses	28,662	9,475
Other accrued expenses	14,722	2,458
Lease liabilities	3,712	—
Income tax payable	292	—
Current portion of long-term debt due to related parties	—	512
Total current liabilities	76,437	30,930
Other long-term liabilities	—	1,854
Lease liabilities, non current	12,781	—
Long-term debt due to related parties, net of current portion	—	216,024
Deferred tax liabilities, net	3,561	3,987
Warrant liabilities	93,816	—
Convertible senior notes, net	729,914	—
Total liabilities	916,509	252,795
Stockholders’ (deficit) equity:
Common stock	16	4
Preferred stock	—	—
Additional paid-in capital	722,250	13,952
Note receivable from stockholder	—	(554)
Accumulated other comprehensive (loss) income	(1,257)	242
Accumulated deficit	(418,712)	(43,604)
Total stockholders’ equity (deficit)	302,297	(29,960)
Total liabilities and stockholders’ equity (deficit)	$1,218,806	$222,835